NYSE Alternext US LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

November 13, 2008

NYSE Alternext US LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Encision, Inc.

Common Stock, No Par Value

Commission File Number – 001-11789

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in three out of its four most recent fiscal years.

2.

The Common Stock (the “Common Stock”) of Encision, Inc. (the “Company” or “Encision”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred losses from continuing operations and net losses as follows:

Years Ended March 31,

Loss from Continuing Operations

Net Loss

2008

$154,518

$179,318

2007

$131,413

$90,077

2006

$353,532

$337,803

2005

$599,317

$595,133

Three Months Ended June 30,

Loss from Continuing Operations

Net Loss

2008

$165,395

$164,301

(b)

At June 30, 2008, the Company reported a stockholders’ equity of $2,814,947.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On July 16, 2007, the Company was notified by the Exchange that following a review of its Form 10-KSB for the year ended March 31, 2007, Encision was not in compliance with Section 1003(a)(ii) of the Company Guide with stockholders’ equity of less than $4 million and losses from continuing operations and/or net losses in three of its four most recent fiscal years.  In accordance with Section 1009 of the Company Guide, Encision was given the opportunity to submit a business plan by August 15, 2007, outlining its plan to regain compliance with the Exchange’s continued listing standards within a maximum of 18 months from the date the Company was notified of the non-compliance.

(b)

On August 15, 2007, Encision submitted its plan to regain compliance to the Exchange (the “Plan”).  On October 3, 2007, the Exchange notified Encision that it had accepted the Plan and granted the Company an extension until January 16, 2009 to regain compliance with Section 1003(a)(ii) of the Company Guide (the “Plan Period”).  Encision was further advised that Exchange Staff would review the Company periodically for compliance with the Plan and that if the Company did not show progress consistent with the Plan, the Exchange Staff would review the circumstances and could immediately commence delisting proceedings.

(c)

On September 24, 2008, the Exchange notified Encision that based on a review of its Form 10-KSB for the year ended March 31, 2008 and Form 10-Q for the period ended June 30, 2008, as well as information provided by the Company, Staff had determined that Company had not made progress consistent with the Plan and that the variance warranted the commencement of delisting procedures pursuant to Section 1009(e) of the Company Guide (the “Staff Determination”).  The Exchange’s letter dated September 24, 2008 also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by October 1, 2008.  The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. John R. Serino, President & CEO of Encision, Inc.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance

NYSE Alternext US LLC